Exhibit 10.2

29th November 2011

PRIVATE & CONFIDENTIAL

Mr. D. Halpin

(via email)

Dear Dermot,

Following upon your offer of employment, I am pleased to offer you the contract of employment which applies to the position (the “Agreement”).

We would like to offer you the position of President, Vacation Rentals reporting to the CEO of TripAdvisor (the “Company”). Your commencement date of employment under the Agreement will be 29th November 2011.  No employment with a previous employer counts towards your employment with the Company.

This Agreement sets out the terms and conditions of your employment with the Company and contains information which the Company is required to give you under Section 1 of the Employment Rights Act 1996.

The Agreement supersedes and replaces any existing contract(s) and terms and conditions between you and the Company.

1.	Definitions & Interpretations
1.1	In this Agreement unless the context otherwise requires, words and phrases shall have the following meanings:
i.

“Critical Employee” means any person who is employed by or seconded or assigned to the Company or any Group Company for at least three months prior to and on the Termination Date and who at any time was K-Level (or equivalent or above in any revised grading structure) or above and;

(a)	for whom you have had direct or indirect managerial responsibility or with whom you had material contact or dealings during the course of your employment; and
(b)	who had material contact with Customers or Prospective Customers or Suppliers in performing his/her duties of employment with the Company or any Group Company; or
(c)	who is in possession of Confidential Information about Customers or Prospective Customers or Suppliers;
ii.

“Customer” means any person, firm, company, business entity or other organisation whatsoever to which the Company or any Group Company distributed, sold or supplied goods or services which are the same as or similar to the Restricted Goods or Restricted Services during the Relevant Period and with which, during that period:

(a)	you, or
(b)	any employee under your direct or indirect supervision,

had material dealings in the course of employment with the Company or any Group Company, or about whom you were in possession of Confidential Information, but always excluding therefrom any division,

branch or office of such person, firm, company or other organisation whatsoever with which you and/or any such employee had no dealings during that period;

iii.	“Group” means the Company and the Group Companies;
iv.

“Group Company” means any company which is for the time being a subsidiary or a holding company of the Company or a subsidiary of any such company (as “subsidiary” and “holding company” are defined in the Companies Act 1985 as amended) or which is an associated company of any such company (as “associated company” is defined in the Income and Corporation Taxes Act 1988 as amended) and reference herein to “a Group Company” and to “Group Companies” includes any successor or assignee of the Company or any Group Company and shall be construed accordingly;

v.

“Prospective Customer” means any person, firm, company or other organisation whatsoever with which the Company or any Group Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of goods or services which are the same as or similar to the Restricted Goods or Restricted Services and with which, during such period:

(a)	you, or
(b)	any employee who was under your direct or indirect supervision,

had material dealings in the course of employment by the Company or any Group Company, or about whom you were in possession of Confidential Information, but always excluding therefrom any division, branch or office of that person with which you and/or any such employee had no dealings during that period;

vi.	“Recognised Investment Exchange” has the meaning given to it by section 285 of the Financial Services and Markets Act 2000;
vii.	“Relevant Period” means the period of 12 months immediately preceding the start of the Restricted Period;
viii.

“Restricted Area” means the United Kingdom, any country within the European Union and any other country in the world where the Company or any Group Company is providing or supplying, or is planning to provide or supply, any goods or services which are the same as or similar to the Restricted Goods or Restricted Services and in or for which, during the course of your employment:

(a)	you, or
(b)	any employee under your direct or indirect supervision,

performed material duties for the Company or relevant Group Company;

ix.	“Restricted Goods” means:
(a)

any products provided by the Company or any Group Company as at the Termination Date or which the Company or any Group Company has planned to start providing within six months of the Termination Date; and

(b)	with which your duties were materially concerned or for which you, or any employee who was under your direct or indirect supervision, were responsible during the Relevant Period,

or any products of the same type or materially similar to such products.  The parties agree and acknowledge that, as of the date of this Agreement, the products provided or supplied by the Company or any Group Company to which it is anticipated that part (b) of this definition will apply are online products relating to vacation rentals; travel meta search; travel (including hotel, air, cruise, tour, attractions, activity and food) review and recommendation services; and travel itinerary management and/or administration);

x.

“Restricted Period” means the period commencing on the Termination Date, or the date when you commence Garden Leave, or such date on which you cease providing services to the Company if earlier, and continuing for nine months in respect of the Non-Competition Clause and nine months in respect of the Non-Solicitation of Customers, Employees and Suppliers Clauses thereafter;

xi.	“Restricted Services” means:
(a)

any services provided or supplied by the Company or any Group Company as at the Termination Date or which the Company or any Group Company has planned to start providing or supplying within six months of the Termination Date; and

(b)	with which your duties were materially concerned or for which you, or any employee who was under your direct or indirect supervision, were responsible during the Relevant Period,

or any services of the same type or materially similar to such services.  The parties agree and acknowledge that, as of the date of this Agreement, the services provided or supplied by the Company or any Group Company to which it is anticipated that part (b) of this definition will apply are online products relating to vacation rentals; travel meta search; travel (including hotel, air, cruise, tour, attractions, activity and food) review and recommendation services; and travel itinerary management and/or administration);

xii.

“Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company or any Group Company and with which, during that period, you, or any employee under your direct or indirect supervision, had material dealings in the course of employment with the Company;

xiii.	“Securities” means any shares, debentures (whether or not secured), warrants or options to purchase any shares or debentures; and
xiv.	“Termination Date” means the date upon which your employment with the Company terminates for whatever reason and howsoever arising, whether lawfully or unlawfully.
1.2	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.
1.3

The various provisions, sub-provisions and other identifiable parts of this Agreement are severable and if any provision, sub-provision or other identifiable part is held to be unenforceable by any court of competent jurisdiction then such unenforceability will not affect the enforceability of the remaining provisions, sub-provisions or other identifiable parts of this Agreement.

1.4	Any reference to one gender includes a reference to another gender and any reference which denotes the singular shall where the context permits include the plural and vice versa.
1.5	Any reference in this Agreement to your employment is a reference to your employment by the Company.
1.6	Any reference in this Agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.
1.7

Any reference in this Agreement to a particular law including a statutory provision is a reference to it as is in force for the time being taking account of any amendment, notification, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.8

Save for the rights of any Group Company under this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2.	Job Title
2.1

You will be employed in the position of President, Vacation Rentals subject to the terms and conditions of this Agreement.  The Company reserves the right to require you at any time during your employment to undertake any duties which are reasonably consistent with your status.

2.2

During your employment, you will devote the whole of your time, attention and skill to your duties and perform your duties and exercise your powers properly and with all necessary skill and care at all times.

2.3

Due to the seniority of your position, you owe fiduciary duties to both the Company and any other Group Company. This means that in the event of any conflict between your own interests and those of your employer, you must put the Company’s interests first. However, you may engage in charitable, civic, or community activities and, with prior approval of the Chief Executive Officer of the Company, may serve as a director of any other business corporation, provided that such activities do not interfere with your duties hereunder or violate the terms of any of the covenants contained in Clause 15.

3.	Salary
3.1

The Company shall pay you a total basic salary of £275,000 per annum (“Basic Salary”) less all lawful deductions, such as income tax and National Insurance, currently payable in equal monthly installments approximately 3 weeks in arrears and 1 week in advance on the 25th of each month direct to your bank account.  This Basic Salary will be reviewed annually in line with Company practices.  Employees commencing after 1 November normally are not included within the next annual salary review but in the one following. Salary will not be reviewed after notice of termination of employment has been given or received.   There is no contractual entitlement to any increase in your Basic Salary.

3.2

On behalf of the Company, subject to approval by the Compensation Committee of the Board of Directors (the "Expedia Compensation Committee") of Expedia, Inc. (“Expedia”), Expedia will grant to you a stock option to purchase 100,000 shares of Expedia common stock (“Common Stock”) under the Expedia 2005 Stock and Annual Incentive Plan (the "Expedia Plan").  Subject to your continued employment through the applicable vesting dates (except pursuant to Clause 11.5), such option will vest in equal quarterly installments on each of the first four anniversaries of the grant date, will have a per share strike price equal to the closing price of Expedia Common Stock on the Nasdaq exchange on the grant date and will have a seven-year term.  Other terms of such option shall be subject to the terms contained in the option agreement governing the award and the Expedia Plan or the TripAdvisor 2011 Stock and Annual Incentive Plan (the "TripAdvisor Plan"), as applicable. You will be considered, in good faith, for future grants of equity in a manner consistent with similarly situated employees of the Company, provided that it shall not be a contractual entitlement to receive any such grants in the future.

3.3

On behalf of the Company, subject to approval by the Expedia Compensation Committee or the Compensation Committee of the Board of Directors (the “TripAdvisor Compensation Committee”) of TripAdvisor, Inc. (“TripAdvisor”), Expedia or TripAdvisor will grant to you an option to purchase 100,000 shares of Expedia Common Stock or TripAdvisor Common Stock, each as the case may be.  Subject to your continued employment through the applicable vesting dates (except pursuant to Clause 11.5), such option will vest immediately upon attainment by the Company of performance targets to be met as of December 31, 2014 (the "2014 Performance Targets"), provided that the option will vest with respect to 33% of the shares underlying the option immediately upon attainment by the Company of performance targets to be met as of December 31, 2013 (the "Interim Targets"), it being understood that failure to meet the Interim Targets shall not prevent vesting of the option with respect to all 100,000 shares if the 2014 Performance Targets are met on or prior to December 31, 2014.  The Interim Targets and the 2014 Performance Targets shall be agreed by the Company and you no later than March 31, 2012 and shall be subject to approval of the Expedia Compensation Committee or the TripAdvisor Compensation Committee, as the case may be.  Such option shall have a per share strike price equal to the closing price of Expedia or TripAdvisor common stock, as the case may be, on the Nasdaq exchange on the grant date and will have a seven-year term.  Other terms shall be subject to the terms contained in the option agreement governing the award and the Expedia Plan or the TripAdvisor Plan, as applicable.

3.4

Subject to approval of the Expedia Compensation Committee or the TripAdvisor Compensation Committee of the award opportunity and the applicable performance goals, you shall be eligible to receive $1,000,000 (US Dollars), in the aggregate, upon attainment by the Company of the 2014

Performance Targets, provided that you shall be eligible to receive an initial payment of $333,333 (US Dollars) upon attainment by the Company of the Interim Targets by December 31, 2013, it being understood that failure to meet the Interim Targets shall not prevent you from earning the entire $1,000,000 (US Dollars) if the 2014 Performance Targets are met on or prior to December 31, 2014.  The Expedia Compensation Committee (or the TripAdvisor Compensation Committee) may structure such targets in a manner that is designed to meet the requirements for deductible compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.  Any amounts earned shall be paid out by the Company no later than (x) March 15, 2014, in the case of achievement of the Interim Targets and (y) March 15, 2015, in the case of achievement of the 2014 Targets, and, in all events, payment shall be subject to your employment with the Company through the applicable payment date.

3.5

As a special gesture, the Company will provide you with a sign-on bonus of £50,000 (the “Sign-On Bonus”), which you will receive as part of your first monthly Basic Salary payment. This payment will be subject to all lawful deductions.  If you voluntarily leave or give notice of termination of your employment to the Company within six months of employment from your start date under this Agreement, you will be required to repay this gross amount in full.  The Company’s offer of a sign on bonus is made on the condition that it is kept strictly confidential.  As such, any disclosure of its contents or benefits to any third party will be seen as a serious disciplinary offence.

3.6

If the Company (x) has not procured the grant of options set forth in Clause 3.2 on or before January 29, 2012 then, notwithstanding Clauses 3.5 or 11.2, you shall be entitled to resign on one week’s written notice to the Company, given by February 28, 2012, in which case repayment of the Sign-On Bonus shall not be required and Clause 15 of this Agreement shall not apply or (y) has not procured the grant of performance options and the allocation of performance cash pool set forth in Clauses 3.3 and 3.4 on or before March 31, 2012 then, notwithstanding Clauses 3.5 or 11.2, you shall be entitled to resign on one week’s written notice to the Company, given by April 30, 2012, in which case repayment  of the Sign-On Bonus shall not be required and Clause 15 of this Agreement shall not apply.

3.7

You authorise the Company at any time during your employment to deduct from your Basic Salary any sums due from you to the Company or any Group Company including, but not limited to, any overpayments, loans or advances made to you by the Company, any monies owed on a corporate credit card.

4.	Bonus
4.1

The Company operates a discretionary Executive Bonus Plan, in place from time to time for similarly located employees, for which you are eligible. The current level of on target bonus is 50% of your Basic Salary. Subject to the successful achievement of objectives agreed between the Chief Executive Officer of the Company and you, you are eligible for such discretionary bonus, provided that if the performance of the Company or the Company Group is considered unsatisfactory, in the sole discretion of the Chief Executive Officer of the Company, the Board of Directors of TripAdvisor or the TripAdvisor Compensation Committee, then your bonus may be reduced or withheld to the same extent as similarly-situated employees.  Whether each objective has been successfully completed and the amount of any bonus are matters to be determined in the sole discretion of the Chief Executive Officer of the Company, the Board of Directors of TripAdvisor or

the TripAdvisor Compensation Committee.  Bonuses are paid less tax, national insurance contributions and other deductions required by law.  Subject to the foregoing, the amount of any such bonus will be determined by the Company in its absolute sole discretion.  For the avoidance of doubt, the amount of any such bonus may be zero.

4.2

The Company will in good faith consider a pro-rata amount of your bonus, if any, to be paid should the Company terminate your employment (other than pursuant to Clause 11.3) prior to the date of payment of bonuses generally. However, any such bonus is not guaranteed as standard company policy dictates that in order to receive any bonus payment, you must still be in service and not under notice of termination on the date determined by the Company for payment of the bonus.

4.3

The Company reserves the right to vary or withdraw the bonus arrangement referred to above at any time without notice, provided that it does so for all similarly-situated employees.  In this event, you will not be entitled to compensation, other than any benefits already earned and payable in accordance with the above paragraphs at the date on which the arrangement is varied or withdrawn.

5.	Place of Work
5.1

Your normal place of work will be at the Company’s office currently at 7 Soho Square, London, W1D 3QB but the Company reserves the right to change this to any alternative office which in the reasonable opinion of the Company is reachable from your home in an average journey time of 1 hour and giving you at least one month's notice of the change.  In addition you may be required to work at any of the Company’s premises within the United Kingdom (or overseas) from time to time. You agree to travel (both within and outside of the UK) as may be required for the proper and efficient performance of your duties of employment.

5.2

The Company, may, at its entire discretion, from time to time, require you to carry out your duties from home.  This does not give you a contractual right to work from home, and if the Company does exercise its discretion to ask you to work from home, this will not amount to a contractual variation of your main place of work as identified in the previous sub-Clause.  If the Company does request you do work from home, then you agree that you will do so and for this purpose the Company will provide you with reasonable equipment to facilitate home-working, the exact equipment provided to be at the absolute discretion of the Company.

6.	Working Time

You agree that you are to be regarded as a Managing Executive for the purposes of Regulation 20(1) of the Working Time Regulations 1998.  As such, you will be required to work such hours as may be necessary for the proper performance of your duties and you are therefore required to exercise all due professional judgment in determining what hours of work you need to perform in order to discharge your obligation to perform your role to a standard required by the Company.

7.	Holiday
7.1	The Company’s holiday year runs from January to December.
7.2

Holiday accrues at the rate of 2.08 days for every completed month of service (28 days per annum), and is in addition to public and bank holidays.    Your pro rata holiday entitlement for 2011/2012 will be determined based upon your start date.

7.3

Holiday can be taken at any time subject to the agreement of your departmental manager. For the purpose of calculating any holiday pay due to you by the Company, one day’s pay shall be 1/260 of your annual salary.

7.4	Subject to the agreement of your departmental manager, you may carry no more than 5 days’ unused holiday entitlement from one calendar year to the next.
7.5

Upon notice of termination of your employment, the Company may, at its sole discretion, either require you to take any unused holidays accrued at that time during any notice period or may, at its discretion make a payment in lieu of such holiday entitlement. You will be required to make a payment to the Company in lieu of any holiday taken in excess of your holiday entitlement on your Termination Date. If you are unable to take annual leave during your notice period because you are on sick leave, the Company may, at its discretion, set off any amounts paid to you under Clause 8.2 as Company sick pay against any amounts which would be payable on termination of employment for accrued but untaken annual leave.

8.	Incapacity to Work / Sickness and Sick Pay
8.1

Under the Company Sick Pay Plan (from time to time in force) you will receive your Basic Salary for all authorised sickness absences, up to a maximum of 30 days (in aggregate) in each calendar year provided that you:

8.1.1

Notify, or arrange for someone else to notify on your behalf, your line manager before 10.00 am on your first day of absence if you are unfit for work due to illness or injury.  Failure to notify will entitle the Company, at its absolute discretion, to withhold payment of any Company sick pay and/or Statutory Sick Pay (“SSP”).

8.1.2

Complete a Self-Certification Form (SC1) on each occasion that you are absent from work due to illness or injury.  This form should be completed on your first day of return.  You may also be required to provide evidence to the Company that you were unfit for work in accordance with the requirements of the Company from time to time.

8.1.3

Supply the Company with medical certificates covering any period of sickness or incapacity exceeding five working days (including weekends); However, the Company reserves the right to request a doctor’s certificate from the first day of sickness.

8.1.4

Undergo at the Company’s expense and, at its sole discretion, a medical examination by a medical practitioner (including a doctor, nurse, occupational health therapist or consultant) appointed by the Company.  It should be noted that at any stage of sickness absence you may be asked to see a Company nominated doctor, or give permission (by completing a medical consent form) for your own doctor to provide a medical report to the Company. Copies of any reports provided to the Company as a result of such an application shall be made available to your own doctor.  The fees and expenses incurred in the provision of such a medical examination and of obtaining access to such health records shall be borne by the Company.

8.2

After this 30 day period, any further salary payment for authorised sick leave will be at the discretion of the Company. If you are absent from work on unpaid sick leave and wish to make use of all or part of your unused annual leave entitlement, at the discretion of the Company, you may be permitted to do so and, if any annual leave is taken during such period you will be paid for this leave on the usual terms.

8.3	For the purposes of calculating Company sick pay pursuant to the sub-Clause above, deductions will be made for any SSP or other benefits due to you as well as normal deductions required by law.

8.4

You will be paid SSP when you are eligible to receive it under the legislation and regulations from time to time in force.  Where Company sick pay and SSP fall to be paid for the same day(s) of absence, you will receive the higher of the two sums.

8.5

You will continue to be covered by the Company’s benefits including payment of the Company’s pension contributions, and accrual of contractual holiday entitlement only while Company sick pay under the sub-Clause above is payable.

8.6

Any outstanding or prospective entitlement to Company sick pay, private medical insurance cover or permanent health insurance or any other benefit will not prevent the Company from exercising its right to terminate your employment for any reason in accordance with this Agreement while you are on authorised sick leave.

8.7

If the illness, accident or other incapacity has been, or appears to be, caused by the negligence of a third party in respect of which damages are or may be recoverable, you will immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it. You will also give to the Company all particulars that may reasonably be required and will, if required, refund all or such part of the sums paid to you or for your benefit by way of salary, bonus or benefits during the relevant period as the Company may reasonably determine.  The amount to be refunded will not, however, exceed the amount of damages or compensation and interest recovered by you, less any unrecovered costs borne by you in connection with the recovery of such damages or compensation, and will not exceed the total remuneration paid to you by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

8.8

In the event that you are, by reason of your sickness or other medical incapacity, absent from work and/or unable to perform all of your duties under this Agreement for any period, the Company may, in its sole discretion, reassign any or all of your duties.

8.9

If you are sick and absent from work, you must take all reasonable steps to assist in improving your health and facilitating your return to work. This includes, undertaking any treatment which is reasonably recommended to you by a medical practitioner (including a doctor, nurse, occupational health therapist or consultant).

9.	Benefits
9.1

Upon completion of the necessary paperwork by you and the Company and acceptance by the relevant scheme providers you will  be invited to join one or more of the following benefits plans in place from time to time:

•	Life Assurance (subject to you joining the Group Personal Pension Scheme)
•	Private Medical Care
•	Permanent Health Insurance
•	Critical Illness Cover
•	Gym membership (reimbursement up to £850.00 per annum, taxable through payroll)
9.2

In respect of Private Medical Care described above, you are entitled to elect not to participate in any particular plan(s) and instead to receive from the Company reimbursement of the actual, out-of-pocket cost to you of privately purchasing such Private Medical Care, such amount not to exceed £9,000 per annum.  Such reimbursement will be grossed up so that the net receipt by you after deduction of applicable taxes shall equal the aforementioned cost.
9.3	You will also be eligible for a travel allowance of £10,560 per annum, payable in equal monthly installments.
9.4

You will also be eligible to participate in the Company’s joint-contributory Group Personal Pension Scheme from your first day of employment. Under the scheme, the Company currently contributes 5% of Basic Salary provided that you contribute at least 3% although these rates may be reduced or increased in future.  Further details are set out in the Pensions booklet attached.

9.5

The Company shall, to the extent permitted by law, be entitled to deduct from your final salary any gym membership expenses paid to you if you leave within a 12 month period of the expenses being paid.  Any monies owed will be calculated on a pro-rata basis.

9.6	Full details of these benefit schemes can be found on the TripAdvisor’s Intranet.
9.7

The Company reserves the right, at its sole discretion, to alter, terminate, reduce or substitute any of the above benefits, provided that it does so for all similarly situated employees.  The benefits are subject to the rules of the providers and if any scheme provider refuses, for any reason, to provide any benefits to you, or a member of your family, the Company shall not be liable to provide any such benefits itself or compensation in lieu.

10.	Collective Agreements

There are no collective agreements which affect your employment.

11.	Notice
11.1	The Company will give you nine months notice in writing to terminate your employment.
11.2	You will be required to give the Company nine months in writing should you wish to terminate your employment with the Company.
11.3

The Company reserves the right to terminate your employment with immediate effect (and without being required to serve notice or make any payment in lieu of notice or other payment) if, at any time, you (amongst other things):

11.3.1	commit a serious breach of your obligations under this Agreement (provided, that the Company shall provide prior notice and a reasonable opportunity to cure, if such breach is curable); or
11.3.2	fail to comply with a lawful instruction given to you by your manager or by a duly authorized individual on behalf of the Company; or
11.3.3	are guilty of dishonesty, or other gross misconduct, or gross incompetence or willful neglect of duty; or
11.3.4

act in any manner (whether in the course of your duties or otherwise) which the Company reasonably believes is likely to bring you, the Company and/or any Group Company into disrepute or materially prejudice the interests of the Company or any Group Company; or

11.3.5	are convicted of a criminal offence, other than a motoring offence which does not result in imprisonment; or
11.3.6	are declared bankrupt, apply for or have made against you a receiving order under Section 286 Insolvency Act 1986, or have any order made against you to reach a voluntary arrangement as defined by Section 253 of that Act; or
11.3.7	lose the right to work in the United Kingdom.

Any delay by the Company in exercising such right to terminate shall not constitute a waiver of it.  This Clause will not restrict any other right the Company may have (whether at common law or otherwise) to terminate your employment summarily.

11.4	The Company has the right to suspend you during any investigation into alleged misconduct, during any disciplinary process and during any redundancy consultation.
11.5

The Company may, at its discretion, terminate your employment with the Company with immediate effect by making a compensation payment to you in lieu of all or any outstanding notice due to you. This applies whether notice is served by either you or the Company. The amount of any such compensation payment will be the amount of Basic Salary, at the rate then payable, plus, at the Company’s election, either the continuation of any benefit of the type described in Clause 9 to which you are otherwise entitled or payment of such amount as will after the deduction of applicable taxes equal the cost to you of procuring or purchasing a comparable benefit, which in each case, you would have received if you had worked during the whole, or the remainder, of your notice period, less deductions for tax and national insurance. To avoid doubt, you have no automatic entitlement to receive this compensation payment unless the Company informs you in writing that it has decided to terminate your employment in this way.  Further, in the event of a termination by the Company (except pursuant to Clause 11.3) and (x) at such time, Stephen Kaufer is the Chief Executive Officer (or similarly-situated position) of the Company or any Group Company, the Company will consider, in good faith, an acceleration of unvested equity described in Clauses 3.2 and 3.3 that would otherwise have vested during the course of your notice period (it being understood that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied), provided that such acceleration, if any, shall be on terms set forth by the Company and the TripAdvisor Compensation Committee and may be conditional upon, at the Company’s election, the execution of an irrevocable release of claims against the Company and the Group Companies in a form acceptable to the Company as a condition thereof (for the avoidance of doubt, it is intended that any such release described in this Clause 11.5 (x) and (y) shall not be with respect to any contractual rights which take effect upon or after termination of employment which have been expressly granted to you in this Agreement or such other agreements relating to your employment by the Company) or (y) at such time, Stephen Kaufer is not the Chief Executive Officer (or similarly-situated position) of the Company or any Group Company, the Company will, subject to the approval of the TripAdvisor Compensation Committee, procure an acceleration of unvested equity described in Clauses 3.2 and 3.3 that would otherwise have vested during the course of your notice period (it being understood that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied), provided that such acceleration, if any, may be conditional upon, at the Company’s election, the execution of an irrevocable release of claims against the Company and the Group Companies in a form acceptable to the Company.  For purposes of clarity, nothing herein shall be a contractual entitlement to any acceleration of equity nor is any acceleration guaranteed.
11.6

The Company may require you not to attend at work and/or not to undertake all or any of your duties of employment during all or any part of your notice period. This applies whether the notice has been given by you or the Company.  This is called "Garden Leave".  However, during Garden Leave:

11.6.1	the Company will continue to pay you your Basic Salary and provide you with your contractual benefits.
11.6.2	you will be required to take all outstanding accrued holiday during the Garden Leave period;
11.6.3	you will remain an employee of the Company and will remain bound by the terms of your contract of employment, including but not limited to:
11.6.3.1	your duty to act in the best interests of the Company and/ any Group Company;
11.6.3.2	the mutual obligation of trust of confidence;
11.6.3.3	your implied duties of good faith and fidelity;
11.6.3.4

your obligations under the Confidentiality and Data Protection Clause, the Intellectual Property Clause, the Non-Competition Clause, and the Non-Solicitation of Employees, Customers and Suppliers Clauses,  of this Agreement; and

11.6.3.5	your duty to comply with the lawful and reasonable instructions of the Company;
11.6.4	you will remain bound by all fiduciary duties which you owe to the Company as a result of any directorships, trusteeships or other office held by you;
11.6.5	you may not undertake any other work or business activities of any kind without the prior written consent of the Company; and
11.6.6	you must remain available or be contactable during normal business hours to provide such assistance to the Company as it may reasonably require from time to time.
11.7

The termination of your employment will be without prejudice to any right the Company may have in respect of any breach by you of the provisions of this Agreement which may have occurred prior to such termination.

11.8

You will not at any time after the termination of your employment with the Company represent yourself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

12.	Indemnity
12.1

To the extent allowed by law, the Company shall indemnify and hold you harmless for and against any and all claims, actions and proceedings (“Claims”) and any losses, costs, charges, damages, expenses and liabilities (“Losses”) incurred or suffered by you as a director, officer or executive of the Company or any Other Entity (as defined below):

12.1.1	arising out of or in connection with the actual or purported execution or discharge of your duties or powers or the actual or purported exercise of your powers; and

12.1.2

otherwise in relation to or in connection with your duties or powers arising out of or in connection with your service or office, as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Other Entity”), provided that you are undertaking such a role at the request of the Company or any Group Company.

12.2	This indemnity shall not apply:
12.2.1

in respect of any actual or alleged Claims which you otherwise have or may have against the Company, any Group Company or any Other Entity and shall not limit any rights, powers, duties or discretions which the Company, any Group Company or any Other Entity has or may have in respect of you whether under this Contract of Employment or otherwise;  or

12.2.2	in respect of any liability incurred by you to pay a fine imposed in criminal proceedings; or
12.2.3	in defending any criminal proceedings in which you are convicted, do not contest the charges, or plead guilty; or
12.2.4	in defending any Claims brought by any Group Company against you in which judgment is given against you; or
12.2.5

in respect of any Losses incurred by any Group Company in defending Claims arising out of your gross negligence, gross misconduct or any other situation which would have entitled the Company to summarily dismiss you or terminate this Contract of Employment in accordance with this Contract.

12.3	You agree as soon as reasonably practicable after receiving any demand relating to any Claim and in any case before you incur any Losses in respect of that Claim:
12.3.1	to notify the Company in writing of such circumstances giving full details and providing copies of all relevant correspondence; and
12.3.2

thereafter, you shall keep the Company fully informed of the progress of any Claim including providing all information in relation to any Claims and Losses incurred as the Company may reasonably request.

12.4	You agree that, subject to Clause 12.6 below:
12.4.1

the Company shall be entitled to assume the defense of any Claim at its own expense and to select counsel (it being understood that, subject to privilege rules and other covenants binding the Company, the Company may, at its discretion, consult with you in connection therewith);

12.4.2	the Company will not be liable to you for any fees or expenses of separate counsel subsequently employed by or on behalf of you with respect to the same Claim; and

12.4.3	you shall provide the Company with such information and cooperation in connection with any proceedings as be reasonably appropriate.
12.5	You also agree that you will, subject to Clause 12.6 below:
12.5.1	Not make any offer to settle or agree settlement to any Claim without the Company’s prior written consent;
12.5.2	Assist the Company in defending any Claim; and
12.5.3	Take such reasonable steps and actions as the Company may direct to help mitigate and minimise any Losses arising out of any such Claim.
12.6

To the extent that you are personally the defendant (or a defendant) to any Claim, the Company’s rights under Clause 12.4 and your obligations under Clause 12.5 shall be contingent on the Company’s accepting your right to indemnity in respect of such Claim and your written confirmation of your desire to accept the benefit of such indemnity.

13.	Confidentiality & Data Protection
13.1

You accept and understand that as a natural and inevitable consequence of your employment and the carrying out of duties associated with such employment, you will be likely to obtain and become aware of confidential information as well as to obtain personal knowledge of, and influence over, the Company’s and/or any Group Company’s suppliers, customers, clients, consultants and employees such that you will be placed in a position whereby you may cause commercial damage to the legitimate business interests of the Company and/or any Group Company by using such confidential information, personal knowledge and/or influence for the benefit of any other entity.

13.2	You agree that during your employment and after, your Termination Date (without limitation in time) you will not directly or indirectly:
13.2.1	disclose to any other person, company or organisation whatsoever; and/or
13.2.2	make use of, for your own or any other person, company or organisation’s benefit whatsoever,

any Confidential Information that has been or will be given to you in confidence by the Company and/or any Group Company or which you as a person of honesty and reasonable intelligence should reasonably treat as confidential, whether or not the same is specifically marked as confidential.

13.3

The term “Confidential Information” shall include any information relating to the business and/or the financial affairs of the Company and/or any Group Company or any of its customers, clients, suppliers, agents or distributors (actual or potential) and in particular shall include:

13.3.1

all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by you, pertaining in any manner to the business of the Company and/or any Group Company or to the clients/customers, consultants, business associates, suppliers or employees of the same or any other party with whom the same agrees to hold information of such party in confidence;
13.3.2	all client/customer lists and all lists or other compilations containing client, customer or vendor information;
13.3.3	all information about products, proposed products, product development, research, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions;
13.3.4	plans for the future development of new product or service concepts;
13.3.5	all techniques or processes, documents, books, papers, computer programs, databases and other data of any kind and description, including electronic data recorded or retrieved by any means;
13.3.6	all information relating to the compensation and terms of employment of other employees;
13.3.7	all information (including all negotiations) relating to, or in any way connected with, actual or proposed transactions affecting the Company and/or any Group Company and/or its or their business;
13.3.8

all commercial information including the terms of commercial agreements or intended or proposed commercial agreements as well as any and all negotiations regarding, towards or arising out of commercial agreements or proposed commercial agreements;

13.3.9	all information which the Company and/or any Group Company treats as confidential or expressly designates as “Confidential Information”;
13.3.10

the business methods and information of the Company and/or any Group Company (including prices charged or discounts given to agents or obtained from suppliers, marketing and advertising programmes and costings, budgets, turnover, sales targets or other financial information);

13.3.11

lists and particulars of the Company and/or any Group Company’s clients, suppliers, agents and distributors and the individual contact or contacts at such clients, suppliers, agents and distributors; and

13.3.12	any information in respect of which the Company and/or any Group Company is bound by an obligation of confidence to any third party.
13.4

The previous sub-Clause will not apply to any information which is in the public domain, other than by way of unauthorised disclosure (whether by you or any other person) or which you are entitled to disclose under the Public Interest Disclosure Act 1998 (only insofar as such information is disclosed in accordance with the Public Interest Disclosure Act 1998).

13.5

No Confidential Information may be reproduced (except in the proper exercise of your duties to the Company) or given to the press or any publication whatsoever or in the form of a paper to a professional body without the prior written consent of the Company.

13.6

You shall not make copies of, or memorise any, Confidential Information and shall on the Termination date return to the Company any records in any form of Confidential Information acquired or received by you during the course of your employment and shall not retain any copy, summary or précis of the same.

13.7

For the purposes of the Data Protection Act 1998, you, by signing this Agreement, give your consent to the holding and processing of personal data about you by the Company and/or any Group Company for all purposes relating to your employment with the Company including, but not limited to:

13.7.1	administering and maintaining personnel records;
13.7.2	paying and reviewing salary and other remuneration and benefits;
13.7.3	providing and administering benefits (including if relevant, pension, life insurance, permanent health insurance and medical insurance);
13.7.4	undertaking performance appraisals and reviews;
13.7.5	maintaining sickness and other absence records;
13.7.6	taking decisions as to your fitness for work;
13.7.7

providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, HM Revenue and Customs and the Contributions Agency;

13.7.8	providing information to future purchasers of the Company and/or any Group Company;
13.7.9	covert surveillance where criminal activity is suspected; and
13.7.10	transferring information about you to a country or territory outside the EEA.
13.8	The persons who may have access to this personal data may include:
13.8.1	other employees of the Company or of any other Group Company, where this is appropriate and necessary for the proper performance of their duties of employment; and
13.8.2

contractors, existing or prospective customers, third party suppliers, prospective purchasers of the Company or of any other Group Company where this is appropriate and necessary and relates to the business of the Company or any Group Company.

13.9

The sub-Clause above shall include your consent to the Company and/or any Group Company holding and processing sensitive personal data about you. This includes data concerning  your racial/ethnic origins, your religious beliefs, whether or not you are a member of a trade union, your physical or mental health/condition, the commission or alleged commission of any offence, or other categories of information which may from time to time be defined as “sensitive personal data” within the meaning of the Data Protection Act 1998.

14.	Intellectual Property
14.1

All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

14.2

You hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 and all similar rights in other jurisdictions that vest in you (whether before, on or after the date hereof) in connection with your authorship of any copyright works in the course of your employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

14.3

The Company and you both acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees’ inventions and the compensation of employees for certain inventions.

14.4

You agree that, by virtue of the nature of your duties and the responsibility arising from them, you have and shall have at all times a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

14.5

You agree that all rights to and in any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever which you make, develop or discover, either alone or with others, during the course of your duties of employment for the Company whether or not during working hours, whether or not using Company premises or resources and whether or not recorded in material form shall belong to and be the property of the Company (“Inventions”).  You agree to immediately tell the Company about any Inventions and that you will keep confidential any and all information in any way relating to the Inventions unless otherwise authorised by the Company.  You also agree to provide the Company with all materials embodying or relating to the Inventions, regardless of format.

14.6

To the extent that you make, discover or develop any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever which do not belong to the Company further to the previous sub-Clause above but which:

14.6.1	you make (wholly or partly, either alone or with others) using the Company’s or any Group Company's equipment; or
14.6.2	which you make (wholly or partly, alone or with others) using information obtained during the course of your employment; or
14.6.3	which is or may be relevant to or related to the Company’s or any Group Company's existing or future business (collectively "Executive Rights"),

you agree to immediately inform the Company of the Executive Rights and, at the request and cost of the Company (and notwithstanding the termination of your employment) to immediately license or assign (as requested by the Company) all aspects of the Executive Rights to the Company and to deliver to the Company all documents and other materials relating to the Executive Rights.  The Company shall pay you compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

14.7

You also agree, at the request and cost of the Company (and notwithstanding the termination of your employment) to sign and execute all such documents and do all such acts as the Company may reasonably require:

14.7.1

to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

14.7.2	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;
14.7.3

to bring any proceedings for infringement of any such patent, registered design or other protection, the Company having sole control of all aspects of such proceedings and/or disputes relating to the same;  and

14.7.4	otherwise to give effect to the assignments, waivers and licences contemplated under this Clause.
14.8

The Company shall decide, in its sole discretion, whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process.

15.	Non-Competition
15.1

You agree that you will not (without the Company’s prior written consent), during the course of your employment or during the Restricted Period within the Restricted Area and whether on your own account or in conjunction with or on behalf of any other person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

15.1.1	be employed; or
15.1.2	be engaged in; or
15.1.3	at all interested in; or
15.1.4	perform services in respect of; or
15.1.5	be otherwise at all involved or interested in:

Any business which provides or supplies goods and/or services which are the same as or similar to the Restricted Goods or Restricted Services, if the business is or seeks (at that time or in the future) to be in competition with the Company and/or any Group Company and a business satisfying these requirements shall be referred to as a “Competing Business”.  The parties agree and acknowledge that, as of the date of this Agreement, a representative (though not exclusive) list of Competing Businesses is: Kayak, HomeAway, HolidayCheck, Trivago and Google Travel.

15.2

For the purposes of this Clause, acts done by you outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with goods and/or services which are the same as or similar to the Restricted Goods or Restricted Services in the Restricted Area.

15.3

This Clause is subject to the exception that you may hold, for investment purposes only, an interest (as defined by s820 to s825 of the Companies Act 2006) of up to 5% in nominal value or in the case of Securities not having any nominal value in number or class of Securities, in any class of Securities in a company which is quoted on any Recognised Investment Exchange provided that the company which issued the Securities does not carry on a business which is similar to, or competitive with, any business for the time being carried on by the Company or any Group Company.

16.	Non-Solicitation of Customers
16.1

You agree that you will not, during the course of your employment or during the Restricted Period, without the Company’s prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly, in competition with the Company and/or any Group Company:

16.1.1	solicit business from; or assist in soliciting business from; or canvas any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services; and/or
16.1.2

accept orders or custom from; or facilitate the acceptance of orders or custom from; or act for; or have any business dealings with any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services.

17.	Non-Solicitation of Employees
17.1

You agree that you will not, during the course of your employment or during the Restricted Period, without the Company’s prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

17.1.1

solicit; or induce; or endeavour to solicit or induce; or assist or facilitate any other person to solicit or induce (including but not limited to by providing such person with information about the Critical Employee) any person who, on the Termination Date, was a Critical Employee to cease working for or providing services to the Company or any Group Company, whether or not any such person would thereby commit a breach of contract; and/or

17.1.2

employ; or otherwise engage any Critical Employee in the business of researching into, developing or otherwise dealing with goods or services which are the same as or similar to Restricted Goods or Restricted Services if that business is, or seeks to be at that time or in the future, in competition with the Company and/or any Group Company.

18.	Interference with Suppliers
18.1

You agree that you will not, during the course of your employment or during the Restricted Period, without the Company’s prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

18.1.1	solicit; or induce; or endeavour to solicit or induce any Supplier to cease to deal with the Company and/or any Group Company; and/or
18.1.2	interfere in any way with any relationship, or the supply of goods or services, between a Supplier and the Company or any Group Company.
19.	Notifiable Offer
19.1

You hereby undertake that you will immediately notify the Company of any accepted offer of employment or any other engagement or arrangement made to you by any third party or parties which may give rise to a breach of one or more of the covenants contained in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses (“Notifiable Offer”) and further undertake that on receipt of any Notifiable

Offer you will immediately inform the third party or parties responsible for the Notifiable Offer of the existence of those covenants.
19.2

In the event that you receive a Notifiable Offer but do not comply with your obligations under this Clause, the Company reserves the right to inform any third party or parties responsible for the Notifiable Offer of the existence of the covenants contained in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses.

20.	Agreement or Undertaking with Group Company

You hereby agree that you will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby you will accept restrictions and provisions corresponding in all respects as to restricted activities, area, scope and duration to the restrictions and provisions in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses (or such of them as may be appropriate in the circumstances).

21.	Previous Employer Information
21.1

You represent and warrant that you are not prevented or restricted by any agreement, arrangement, contract, understanding, Court Order or otherwise, from fully performing the duties of this employment, or any of them, in accordance with the terms and conditions of this Agreement. You undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in such breach. For the avoidance of doubt, the Company neither requests nor permits you as an employee to act in breach of any duties of confidentiality you owe to any prior employer. You further represent and warrant to the Company that, you will disclose to any future employer the nature and duration of any restriction that continues after the termination of this Agreement, including, but not limited to, your duty of confidentiality to the Company.

21.2

The benefit of each of your agreements and obligations under  the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses of this Agreement may be assigned to and enforced by all successors and assignees for the time being of the Company and its Group Companies and such agreements and obligations will operate and remain binding despite the termination of this Agreement.

22.	Company property

On the Termination Date, or when you go on Garden Leave, or at any other time following a request from the Company, you must immediately return to the Company, in accordance with its instructions, all property belonging to the Company or any Group Company, in whatever form it exists including all copies of such property, and shall delete from all records (including any personal computer which you keep in any location other than Company premises), any information or material connected with your employment, and/or relating to the business or affairs of the Company or any Group Company which belongs to the Company or any Group Company.  For the avoidance of doubt, property also includes laptops, mobile phone, blackberry devices and any other property of the Company or any Group Company.  Failure to return property prior to employment ending may result in deductions from your final salary and/or legal proceedings being taken to recover any outstanding property.

23.	Disciplinary Rules and Procedure, Dismissal Procedure and Grievances

Details of the disciplinary rules and procedures, dismissal procedure and grievance procedure and other applicable policies and procedures are available on the intranet or can be obtained from Human Resources. These procedures do not form part of your contract of employment. If you are dissatisfied with any disciplinary decision taken against you or you wish to raise a grievance you should provide written grounds of your complaint to the Human Resources Department in accordance with the relevant procedure.

24.	Compromise Agreement

24.1 With reference to the Compromise Agreement between you and Expedia.com Limited dated December 31, 2008 (the “Compromise Agreement”), the Company irrevocably agrees and acknowledges for itself and as agent for each Group Company that:

24.1.1  For the avoidance of any doubt, the Compromise Agreement shall not have the effect of waiving or settling or otherwise restricting your ability unconditionally to pursue without penalty any claim or complaint including without limitation any Employment Protection Claim (as defined in the Compromise Agreement) and any claim for victimization which exists or arises in connection with this Agreement (or any related contract) or your period of employment with the Company or any Group Company commencing on or about the date of this Agreement; and

24.1.2  You shall not be in breach of the Compromise Agreement by virtue of any act or omission which you undertake in good faith in furtherance of the proper performance of your duties hereunder.

24.2 Without prejudice to clause 24.1 above, the Company will procure that within [30] days of the date of this Agreement Expedia.com Limited shall confirm in writing its agreement to the provisions set forth in Clause 24.1 or otherwise enter into an agreement with you to vary the terms of the Compromise Agreement accordingly.

25.	Entire Agreement

This Agreement contains the entire understanding between the parties as to the subject matter contained herein and supersedes all (if any) subsisting or previous agreements, arrangements and understandings or parts of agreements, arrangements or understandings (as appropriate) relating to the subject matter hereof which such agreements, arrangements and understandings (or parts thereof) shall be deemed to have been terminated by mutual consent without liability on either party but without prejudice to accrued rights and liabilities.

26.	Choice of Laws and submission of Jurisdiction

This Agreement is governed by and shall be construed and enforced in accordance with the laws of England and Wales and the parties to this Agreement hereby submit to the exclusive jurisdiction of the English Courts.

Dermot, I would be grateful if you could indicate your acceptance of this offer by signing and returning the attached copy of this letter. By signing this letter you confirm and represent that you are legally entitled to work in the UK. Your employment will, however, be conditional on you having, establishing to the Company’s satisfaction on or before the start date,   and retaining, the right to work in the UK.

If you have any questions regarding this Agreement or the contents of the offer pack, please do not hesitate to contact me on.

Yours sincerely,

/s/ SETH KALVERT

Seth Kalvert

Signed on behalf of TripAdvisor Ltd

I understand the terms and conditions contained or incorporated in this Agreement and accept that these form my contract of employment.

Signed	/s/ DERMOT HALPIN	Dated:	29/11/11
Dermot Halpin